Trailmark Series Trust 485BPOS

Exhibit 99.(e)(3)

SECOND AMENDMENT TO
DISTRIBUTION AGREEMENT

This second amendment (the “Amendment”) to the distribution agreement (the “DA”) dated as of April 8, 2022, by and between Trailmark Series Trust (fka IDX Funds) and Foreside Fund Services, LLC (together, the “Parties”) is effective as of April 7, 2026.

WHEREAS, the Parties wish to update the Client’s name and the Distributor’s address; and,

WHEREAS, the Parties desire to amend Exhibit A to the DA; and,

WHEREAS, pursuant to Section 18 of the DA, no provisions may be amended or modified in any manner except by a written agreement signed by both Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.	All references in the Agreement to the Client as IDX Funds are hereby deleted in their entirety and replaced with Trailmark Series Trust.

2.	All references in the Agreement to the Distributor’s address as Three Canal Plaza, Suite 100, Portland, ME 04101 are hereby deleted in their entirety and replaced with 190 Middle Street, Suite 301, Portland, ME 04101.

3.	Exhibit A to the DA is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

4.	Except as expressly amended hereby, all of the provisions of the DA shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

FORESIDE FUND SERVICES, LLC		TRAILMARK SERIES TRUST

By:		By:
	Teresa Cowan, President		Brandon Byrd, President
	Date:4.13.26		Date: 04/13/2026

DISTRIBUTION AGREEMENT

EXHIBIT A

FUND NAMES

IDX Adaptive Opportunities Fund (f/k/a IDX Commodity Opportunities Fund)